Exhibit 23.6

October 27, 2025

CONSENT OF THIRD PARTY FIRM

Re: Post-Effective Amendment No. 1 to Form S-3 on Form S-1 of U.S. Gold Corp (the “Company”)

In connection with the Company’s Registration Statement on Post-Effective Amendment No.1 to Form S-3 on Form S-1 dated October 27, 2025, and any amendments or supplements and/or exhibits thereto (the “Registration Statement”), the undersigned consents to:

●	the incorporation by reference and use of the technical report titled “Technical Report Summary CK Gold Project” (the “Technical Report Summary”), with an effective date of February 10, 2025, as an exhibit to and referenced in the Registration Statement or any amendment or supplement thereto;

●	the use of and reference to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities Exchange Commission), in connection with the Registration Statement and any such Technical Report Summary; and

●	any extracts from, or summary of, the Technical Report Summary included or incorporated by reference in the Registration Statement and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Registration Statement or any amendment or supplement thereto.

We are responsible for authoring, and this consent pertains to, Sections 15.1.2, 15.2.1, 15.3.2, 15.3.3, 17.1.3, 17.2.1.2, 17.2.3.3 and 17.2.3.2 of the Technical Report Summary. We certify that we have read the descriptions of the Technical Report Summary in the Registration Statement and the documents incorporated by reference therein and that it fairly and accurately represents information in the Technical Report Summary for which we are responsible.

/s/ Tierra Group International, Ltd.
Tierra Group International, Ltd.